QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS

CHARLES L. BIGGS AND K. DANE BROOKSHER JOIN
QWEST COMMUNICATIONS BOARD OF DIRECTORS

        DENVER, February 19, 2004—Qwest Communications International Inc. (NYSE:Q) today announced that its board of directors has approved the appointments, effective April 1, of Charles L. Biggs, retired Senior Partner in Deloitte Consulting, and K. Dane Brooksher, chairman and chief executive officer of ProLogis, to the Qwest board. When they become directors, Messrs. Biggs and Brooksher will serve on the board's audit committee.

        "We're pleased to have Charles and Dane join the board of directors. Their respective backgrounds and leadership will certainly complement the wealth of experience we have on our board today," said Richard C. Notebaert, chairman and CEO of Qwest. "These appointments are further evidence of our progress in creating the new Qwest."

        Biggs, who retired in November 2002, spent 34 years at Deloitte Consulting where he served as National Director of Strategy Services for Deloitte's strategy arm and was chairman of Deloitte/Holt Value Associates. He has advised companies on governance matters, and has also advised on business strategy, marketing, finance, manufacturing and systems management. He is past chairman of AMCF—the Association of Management Consulting Firms—and is a member of the New York chapter of the Institute of Management Consultants.

        Brooksher is chairman and CEO of ProLogis. ProLogis (NYSE: PLD) is Denver-based and is the world's largest global provider of distribution services and facilities. Prior to joining ProLogis, he was with KPMG Peat Marwick for over 32 years, where he served as vice chairman, and as the company's mid-west area managing partner and the Chicago office managing partner. He is currently a board member of, among other organizations, Butler Manufacturing Company, Pactiv Corporation, and the National Association of Manufacturers. He is also a member of the advisory board of the J. L. Kellogg Graduate School of Management at Northwestern University.

        Following the appointment of Biggs and Brooksher, Qwest's board of directors will have 14 members.

        "I'm very excited to be joining the Qwest team and working with my fellow board members to support the company's plans for long-term profitable growth and shareowner value," said Biggs.

        Brooksher added, "I'm pleased to have the opportunity to work with such an experienced board and management team. I look forward to helping them plot a course for future success through stronger customer relationships and a strengthened financial position."

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company's 47,000 employees are committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact: Tyler Gronbach 303-992-2081 tyler.gronbach@qwest.com	Investor Contact: Stephanie Comfort 800-567-7296 IR@qwest.com

QuickLinks

CHARLES L. BIGGS AND K. DANE BROOKSHER JOIN QWEST COMMUNICATIONS BOARD OF DIRECTORS